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                                                                EXHIBIT (a)(12)


WEDNESDAY DECEMBER 9, 7:23 PM EASTERN TIME

COMPANY PRESS RELEASE

SOURCE: Global TeleSystems Group, Inc.

GTS ANNOUNCES BROAD DETAILS OF SYNERGIES
FROM COMBINATION WITH ESPRIT TELECOM

MCLEAN, Va., Dec. 9/PRNewswire/ --Following yesterday's announcement that agreement has been reached on the terms of a proposed recommended offer to be made by Bear Stearns, on behalf of Global TeleSystems Group, Inc. (GTS) (Nasdaq:
GTSG - news), to acquire Esprit Telecom Group plc (Esprit Telecom) (Nasdaq:
ESPRY - news), GTS announces broad details of certain synergies resulting from the combination of GTS and Esprit Telecom.

Based upon available information, GTS anticipates that the combination of GTS and Esprit Telecom will reduce capital outlay and expenses for the two groups of approximately $30 million for 1999 and that annual savings will have increased to in excess of $100 million by 2004. These are "high level" estimates only and are subject to adjustments as discussions between the companies continue.

Bear, Stearns International Limited is acting as financial advisor to GTS. Lehman Brothers International (Europe) is acting as financial advisor to Esprit Telecom on this acquisition.

About GTS

GTS is a leading independent owner and operator of telecommunications companies throughout Europe. GTS has five primary lines of business: GTS Carrier Services, which provides cross-border transport in Europe to other telecommunications companies; GTS Access Services, which provides facilities-based access services to businesses throughout Europe; GTS Business Services -- Western Europe, which offers voice, data, Internet and other telecommunications services to businesses; GTS Business Services -- Commonwealth of Independent States (CIS), where GTS is an alternative provider of high quality telecommunications services in Moscow, Kiev, St. Petersburg and other cities in Russia and the CIS; and GTS Mobile Services -- CIS, which operates cellular businesses in Russia and Ukraine. Headquartered in the metropolitan Washington DC area, GTS's affiliates have offices in London, Brussels, Moscow, Budapest, Kiev, Prague and Paris.

About Esprit Telecom

Founded in 1992, Esprit Telecom is a facilities-based provider of international and national telecommunications services with network and sales office infrastructure in 30 cities in eight countries in Europe generating a run rate of over one billion minutes of traffic per annum. Esprit Telecom Networks Limited, an independent operations subsidiary of Esprit Telecom, is currently building a 9,000 route kilometer SDH and DWDM fiber optic network through six European countries. Esprit Telecom also has links to Washington and New York via a transatlantic circuit owned by other carriers.


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For a copy of the UK press announcement and for additional information, contact:

   o Global TeleSystems Group
   o Robert Capozzi
   o 703-918-4548
   o bcapozzi@gtsgroup.com
   o Pager: 1-800-331-4741
   o Esprit Telecom
   o Glenn Manoff
   o +44 (0)118 951 4010


     Financial Advisors

     For GTS:
     Richard Strang
     Bear, Stearns International Limited
     +44 (0)171 516 6937

     For Esprit Telecom:
     Brian Robertson,
     Simon Costa
     Lehman Brothers International (Europe)
     +44 (0)171 601 0011

This press release includes forward-looking statements that involve risk and uncertainty. Although each company believes its respective expectations reflected in such forward-looking statements are based on reasonable assumptions, no assurance can be given that such projections will be fulfilled. Any such forward-looking statement must be considered along with knowledge that actual events or results may vary materially from such predictions due to, among other things, political, economic or legal changes in the markets in which GTS or Esprit Telecom, as the case may be, does business, competitive developments or risks inherent in each company's business plan. Readers are referred to the documents filed by GTS and Esprit Telecom with the US Securities Exchange Commission, specifically the most recent reports filed under the Securities Act of 1933 and the Securities Exchange Act of 1934, which identify important risk factors.

SOURCE: Global TeleSystems Group, Inc.